EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") effective as of August 15, 2013 is entered into between, Ubiquity Broadcasting Corporation., a Delaware Corporation (the "Company"), and, Brenden Garrison, an individual ("Employee"), with reference to the following facts and circumstances:

WHEREAS, Company wishes to employ Employee, and Employee wishes to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Employment and Locale.

A.           Employment. The Employee shall be an exclusive employee of the Company whereby the employment relationship contemplated in this Agreement is “At Will”.

B.           Effective Date; Term. The effective date of this Agreement (the “Effective Date”) shall be August 15, 2013.

C.           Employment Location. The Employee hereby accepts such employment upon the terms and conditions set forth herein. As used herein, the word "term" refers to the entire period of employment of the Employee by the Company hereunder. During the term, Employee shall work from the offices of the company located in Irvine, CA, during normal work hours established by the company’s management to be 8:30am to 5:30pm Monday through Friday.

D.           Representation and Warranties. The Employee hereby represents and warrants to Company that he (i) is not subject to any solicitation or non-competition agreement affecting his employment with the Company, (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement or duties affecting his employment with the Company, (iii) Employee’s Employment with the company is exclusive to the company and he is not employee or otherwise employed, (iv) Statements contained in his résumé (attached as exhibit “A” and made a part hereof) are true and correct.

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2.          Office, Title and Duties.

A.           During the term, Employee shall have the title of Chief Financial Officer, and, in such capacity, shall perform such duties consistent therewith as are customary in the industry and as may be designated from time to time by the Company’s Management. Employee shall not have the right to obligate or bind the company in any manner whatsoever or enter into any in any agreements on behalf of the Company whatsoever. Employee shall report directly to the Company President and the Board of Directors. Employee shall devote his best efforts at all times to the performance of his duties hereunder on a full time (40 hours per week) basis. The duties and responsibilities of the Employee include, but are not limited to:

1. Strategy:

Execute, strategy, programs and objectives of the Company at the direction of the Company’s Management Strategy

• Assess organizational performance against both the annual budget and company’s long-term strategy.

• Develop tools and systems to provide critical financial and operational information to the CEO and Board of Directors and make actionable recommendations on both strategy and operations.

• Interface with the board finance, audit, and investment committees around issues, trends, and changes in the operating model(s) and operational delivery.

• Assist in establishing yearly objectives and meeting agendas, and assist in selecting outside consultants (auditors, investment advisors).

• Oversee at the direction of the Company’s Management long-term budgetary planning and costs management in alignment with company’s strategic plan, especially as the organization considers strategic partnerships potential acquisitions, and collaborations with external organizations.

2. Executive Management:

• Serve as a member of executive leadership team

• Participate in key decisions pertaining to strategic initiatives, operating model and operational execution.

3. Financial Planning and Analysis:

• Prepare and maintain accurate accounting and financial planning reports; Monthly payroll, profit and loss forecast weekly and monthly cash flow forecast.

• Complete analysis of financial results; Develop recommendations (strategic and tactical).

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• Develop and execute analysis of various business initiatives (e.g., opening new operations, asset acquisition, new service launches).

• Develop and maintain capital budget.

• Assist in development of financial planning and analysis exercises/reports.

• Participate in calls with Lenders.

4. Finance:

• Oversee cash flow planning and ensure availability of funds as needed.

• Oversee cash, investment, and asset management.

• Oversee financing strategies and activities, as well as banking relationships.

• Develop and utilize forward-looking, predictive models and activity-based financial analyses to provide insight into the organization’s operations and business plans.

5. Planning, Policy, and Investor Relations:

• Coordinate the development and monitoring of budgets.

• Develop financial business plans and forecasts.

• Participate in corporate policy development as a member of the senior management team.

• Remain up to date on audit best practices and state and federal law regarding operations.

6. Accounting and Administration:

• Oversee the accounting department to ensure proper maintenance and accuracy of all accounting report, systems and function; supervise company finance staff.

• Ensure implementation of appropriate internal controls and financial procedures.

• Ensure timeliness, accuracy, and usefulness of financial reporting, oversee the preparation and communication of monthly and annual financial statements.

• Coordinate audits and proper and accurate filing of tax returns.

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• Ensure legal and regulatory compliance regarding all financial functions.

7. Team Management:

• Mentor and develop a direct team, managing work allocation, training, problem resolution, performance evaluation, and the building of an effective team dynamic.

8. Accounting Activities:

• Prepare all month-end, quarter-end and year-end financial statements Review all month-end closing activities including general ledger maintenance, balance sheet reconciliations and corporate/overhead cost allocation.

• Enhance and implement financial and accounting systems, processes, tools and control systems.

• Serve as point of escalation for Accounts Receivable/Accounts Payable issues.

• Develop and manage accounting staff

• Serve as a key point of contact for external auditors; Manage preparation and support of all external audits.

9. Cash Management:

• Oversee weekly cash management; prepare for approval weekly payables; Execute check signing

• Oversee AR management and provide support to collections activities.

10. Corporate Development:

• Prepare various analyses and reports required by corporate development efforts

11. Insurance/Real Estate/Legal Affairs:

• Manage the company’s insurance program’s

• Manage the company’s real estate affairs consisting of leases and sub-leases with various landlords; Negotiate new leases or lease renewals; Coordinate with real estate counsel

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12. Disaster Recovery:

Establish a secure environment in accordance with industry Standard and Customary processes for company’s assets i.e., finished products, and work in process including source code, creative, website and all associated underpinnings of the product to ensure 1) assets are secure from theft or loss due to viruses, hackers and others, individuals or entities, and 2) Disaster recovery and are performing as expected.

13. Industry and Vendor Relationships:

Establish and maintain strong relationships with industry peers and major corporate players necessary for ensuring the Company’s continued growth. Assist as requested by the Company’s Management in the development of Vendors, and Contractors.

14. Office Culture:

As a member of the execute team you are expected to exemplify and foster achievement-oriented culture based on continuous learning principles where employees and Employees are motivated and rewarded for both individual and team contributions.

15. Corporate Meetings and Functions:

Represent the company at business, financial and corporate meetings and functions.

16. Travel:

Travel from time to time at the request of the Company’s management to promote the Company at all times to continue to build and sustain the “Goodwill” of the Company.

17. Other Duties:

Any other duties as requested by Management

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B.           Employloyee Bound by Rules/Policies of the Corporation. Employee agrees to be bound by and abide by the policies of the Corporation effective during Employee’s employment with the Corporation.

C.           Company E-Mail and Business Cards: Employee understands that a company approved e-mail address is issued to employee and is to be used for all communication between himself, customers, business prospects, fellow employees, vendors and contractors of the company, and all other business purposes relating to employees employment with the company. The company has provided employee with authorized business cards and corporate letterhead which shall be use at all times in communicating with outsiders on behalf of the company.

D.           Work Performed Outside of the Corporate Office. From time to time Employee may perform some work outside of the corporate office. Employee shall at all-times take appropriate steps to insure that any work containing confidential information performed outside of the corporate office is kept in a secure area and are not accessible to outsiders.

E.           Office Policy’s: Employee has received a copy of the Company’s “Employee Handbook”. Employee is further informed that the company utilizes 24/365 security surveillance cameras on the exterior and within the facility, as such the Employee understands that his image and activities and conversations might be captured by the surveillance cameras and reviewed by management personnel. Employee is informed that appropriate work casual dress is expected, and that the premises are a smoke free environment, no smoking area is provided. Employee will be expected to keep the provided work area neat, and clean at all times. Eating is not allowed at Employees desk or any other location and is only allowed in the office’s kitchen.

3.          Salary and Other Benefits.

A.           Compensation and other Benefits

1.          Base Salary. As compensation for services performed during the term of this Agreement, the Employee shall receive a total monthly base salary of 12,500.00 (TWELVE THOUSAND FIVE HUNDRED DOLLARS), payable in equal bi-monthly payments on the 1st and 15th of each month providing the those dates do not fall on a weekend or holiday, in equal installments minus all appropriate federal state and local taxes.

2.          Auto Expense. Employee shall receive a monthly auto expense of $800.00 (EIGHT HUNDRED DOLLARS) per month payable in equal bi-monthly payments on the 1st and 15th of each month.

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2.          Business Expenses. The Company will pay or reimburse Employee for such reasonable business, travel and entertainment expenses as may be incurred by him from time to time during the term in the performance of his duties hereunder, provided such expenses are deductible from the Company's income under applicable provisions of the Internal Revenue Code and are consistent with such reasonable policies regarding expense reimbursement established by Company. All expenses for airfare, hotel and rental car shall be paid in advance when possible by the Company. A meals per diem rate of $50.00 shall apply (company approved entertainment expense excepted). Should Employee advance any of his own money in the performance of his duties he shall be reimbursed. All such reimbursement will be subject to and approval of the presentation by Employee of an itemized expense report with an accounting of such expenditures, setting forth the date, the company business purpose for which incurred, and the amounts thereof, together with such receipts showing payment as may be required by the Company's established policies.

3.          Bonus Compensation.

3.1           Stock Options: As further compensation for services performed under and during this agreement, the Employee shall receive an annual bonus commencing with the 2012 fiscal year in common stock options in the amount of 75,000 shares (SEVENTY FIVE THOUSAND SHARES). The options of common stock shall be at the current common stock price of $4.00 (FOUR DOLLARS PER SHARE). The options are contingent upon Employee completing one full year of employment with the company. The shares may be optioned at any time after the first full year of employment with no restrictions at the sole discretion of employee and are subject to the terms and conditions of the Company’s stock option plan.

4.          Benefits. At this time the company offers both a PPO and HMO medical insurance at a maximum premium benefit in the amount of $1,500.00 per month, overages will be a the sole expense of the Employee deducted for Employees wages. Company does not allow Employee to receive money in exchange of waiving insurance under this paragraph D. Employee shall also be entitled to participate in all Company employee benefit programs, whether now existing or hereafter established. This section is subject to the right of Company to amend and modify such benefit programs as to all Company employees in Company’s sole and absolute discretion.

5.          Company Mobile Phone. During the term of the Agreement, the Employee will have the full and exclusive use of a mobile phone for personal and business purposes. The mobile phone and plan associated with the mobile phone shall be of employees choosing at his/her sole discretion. All costs will be billed to the company directly and Employee acknowledges any personal use (not prohibited under this agreement) of the mobile phone may/will be scrutinized by Company personnel. Should employee utilize his own personal telephone for business purposes, a full detailed bill from the service provider along with expense statement showing the identity of the person called and the nature of the call along with proof of payment must be submitted to receive reimbursement for said costs.

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6.          Computer and other Company Owned Equipment. During the term of this Agreement, the Employee will have full and exclusive use of computer and other equipment OWNED BY THE Company. Employee understands that a back up copy of the contents of the computer and other equipment shall be made by the 30th day of each month by authorized Company personnel. Company shall have at all times a copy of the pass code(s) associated with any such equipment. Employee acknowledges any personal use of the equipment may/will be scrutinized by Company personnel. Inappropriate or illegal use of any company equipment no mater the location or time of the use is strictly prohibited and may result in immediate termination.

7.          Vacations. Employee shall be entitled to two (2) weeks of annual paid vacations. Vacation shall not include the Company Holiday shut down period between December 26 and January 2 of each year. Vacation shall be earned upon the execution of this agreement. No vacation l time will accrue nor shall it carry over to following years. Vacation shall be taken at times determined by Employee and submitted 90 days in advance and approved by the Company President, and which does not unreasonably interfere with the performance of his Employee’s duties hereunder. Attendance at trade shows, educational seminars, personal time off, will not be charged to Employee’s vacation.

8.          Sick Days. Employee shall be entitled to 6 paid sick days per year during the term of his employment. Sick days shall not accrue.

9.          Holiday Pay. Employee shall have the following federal holidays off. Said holidays will be paid holidays, (New Year’s Day, Martin Luther King Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day.)

4.          Termination by Employee.

Employee may terminate his employment hereunder with or without cause by giving not less than ten (10) days written notice to the Company. In the event of such termination by Employee, except as otherwise set forth in this Agreement, all compensation and other benefits which have accrued and vested in Employee hereunder, to the extent unpaid or undelivered, shall be paid or delivered to Employee; but, except as provided in this Section 4, there shall be no further compensation due Employee from the Company and no further compensation or benefits shall accrue or vest after the date such termination becomes effective. Upon notice of such termination, Company may change Employee's duties and modify duties and responsibilities.

5.          Termination by the Company.

Subject to Section 6, the employment of Employee by the Company may be terminated by the Company as provided in this Section 5, but not otherwise:

A.           Without Cause. Employee’s Employment is “At Will”. The Corporation may terminate Employee's employment at any time with 30 days advance notice and with or without cause, for any reason, or no reason at all, with no further obligation for payment of wages, bonuses or other remuneration except payment of the compensation earned and owed up to the date of termination.

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B.           Termination Upon Death. Employee’s employment with the Company shall terminate automatically upon Employee’s death.

C Employee Conduct Employee's understands the following conduct is strictly prohibited.

(1)         The use during the term of this Agreement by Employee of illegal drugs or other illegal substances;

(2)         Any alcoholic or intoxication during working hours.

(3)         (3)         Any other willful, reckless, profane or grossly negligent abusive conduct, bickering, or verbal threats against other employees, physical assault against other employees by Employee that constitutes good cause for termination of employment under California law, including, without limitation, embezzlement, sexual harassment and discrimination.

(4)         Misuse or personal us of the company’s internet computers and equipment.

(5)         Removing Company property from Company premises without proper authorization.

(6)         Soliciting the Company’s vendors, staff, or contractors for employee’s own personal benefit or personal business objectives.

(7)         Insubordination, willful refusal to take direction from the Company’s management

(8)         Falsifying information: willfully providing false information either written or oral or assisting others to provide false information to the Company concerning matters in connection with this agreement but not limited to personal résumé of experience, the status of work, status of performance, company’s products, and work in process, sales, financial documents, expenses, and statements about co-workers etc. to management.

D.           Disability. The Company may terminate this Agreement upon written notice to Employee by reason of Employee's Disability. For the purpose of this Agreement, "Disability'' shall be defined as inability by Employee, due to illness (other than use/abuse of illegal narcotics, alcohol or other intoxicating substances), accident, mental deficiency or similar incapacity, to render his regular duties for the Company required pursuant to this Agreement for a total of any sixty (60) days in any twelve (12) month period.

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E.           Sale of Business. In the event Company sells substantially all of its assets or if majority ownership of the equity interests in Company are conveyed, the Company will make its bests efforts to require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or a substantial portion of the business and/or assets of the Company in any consensual transaction to expressly assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. There can be no guarantee that the Company would be successful in negotiating said agreement.

6.          Effect of Termination of Employment.

Notwithstanding anything in this Agreement to the contrary:

A.           In the event that this Agreement is terminated, the Company shall pay Employee upon termination the sum of (i) his accrued and unpaid Base Salary as described in Paragraph 3.A hereof; plus (ii) any unpaid portion of the salary, all outstanding expense reimbursements, (iii) any accrued and unpaid vacation as may be required by law.

B.           Delivery of Property. Upon termination of Employee's employment with the Company, Employee shall deliver to the Company all equipment of any kind or nature, books, records, lists of customers and other property and Confidential Information belonging to the Company or developed in connection with the business of the Company and all copies thereof in his possession or under his control. Final compensation to employee shall be specifically conditioned upon this paragraph C.

C.           In the event that this Agreement terminates due to the death of Employee, his accrued and unpaid Base Salary as described in Paragraph 3.

D.           In the event that the Company exercises its right to terminate Employee's employment due to Employee’s disability pursuant to Section 5.D, the Company shall pay Employee accrued and unpaid Base Salary as described in Paragraph 3.

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7.   Non-Disclosure, Invention And Copyright Assignment Agreement.

COMPANY shall own all right, title and interest in and to any properties developed or conceived in connection with this agreement. Employee’s employment is subject to the requirement that Employee sign observe and agree to be bound, both during and after Employee’s employment, by the provisions of the Corporation’s Non-Disclosure and Invention and Copyright Assignment Agreement, a copy of which is attached hereto as Exhibit “B” Employee’s execution of the Non-Disclosure and Invention and Copyright Assignment Agreement is an express condition precedent to the Corporation’s obligations under this Agreement. Employee further agrees to execute, deliver and perform, during Employee’s employment with the Corporation and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning the Corporation and any of its affiliates and its business and products, which the Corporation promulgates for other key employees.

7.1           Non-solicitation by Employee. It is understood that Employee will gain knowledge and make contacts with the Corporation’s customers and clients (sometimes collectively referred to in this Agreement as the “Clients” and individually as a “Client”) and prospective clients of the Corporation in the course of his employment that would provide Employee with an unfair competitive advantage over the Corporation, as compared to a normally competitive situation, in the event Employee should seek to solicit business from any Client or prospective client. In recognition of this understanding, Employee agrees that, upon termination of Employee’s employment with the Corporation, he will not engage in unfair competition, as defined below, against the Corporation. For the purposes of this Agreement, the term “Unfair Competition” shall be construed to include without limitation the following specific prohibitions:

(a)          During Employee’s employment with the Corporation and for a period of three (3) years following the termination of Employee’s employment with the Corporation, Employee shall not interfere or attempt to interfere in any way with any existing relationships of the Corporation with any client with whom the Corporation has participated in at least one project or placement within the two (2) years prior to the termination of Employee’s employment, and shall not solicit, divert or take away or attempt to solicit, divert or take away any business of the Corporation that is either under contract or in negotiation at the time of the termination of Employee’s employment with the Corporation.

(b)          During Employee’s employment with the Corporation and for a period of two (2) years following the termination of Employee’s employment with the Corporation, Employee shall not interfere or compete in any way with any Client solicitation efforts of the Corporation already in progress at the time of the termination of Employee’s employment with the Corporation.

(c)          During Employee’s employment with the Corporation and for a period of three (3) years following the termination of Employee’s employment with the Corporation, Employee shall not use, in a manner competitive with the business of the Corporation, any of his relationships or business contacts developed during Employee’s employment with the Corporation or prior to Employee’s employment with the Corporation.

(d)          During Employee’s employment with the Corporation and for a period of three (3) years following the termination of Employee’s employment with the Corporation, Employee shall not induce, solicit or influence or attempt to induce, solicit or influence any person who is engaged as an employee or otherwise by the Corporation, to terminate his or her employment or other engagement with the Corporation.

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(e)   Employee agrees that, during the term of this agreement and upon termination of employment and for three (3) years thereafter, employee shall not, in any communications with the press or other media or any customer, client other employees or contractors, investors or suppliers vendors of company, or any of company affiliates, criticize, ridicule or make any statement which disparages or is derogatory of company or its affiliates or any of their respective directors or senior officers.

7.2        Remedies; Injunctive Relief. In the event of a breach or threatened breach by Employee of this Article 5, Employee agrees that the Corporation, in addition to and not in limitation of any other rights, remedies, or damages available to the Corporation at law or in equity, shall be entitled to a preliminary and a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employers, employees, and/or any and all persons directly or indirectly acting for or with Employee.

7.3        Cooperation. Employee agrees that, both during Employee’s employment with the Corporation and afterward, he will sign all papers, give evidence and testimony and perform all acts which, in the Corporation’s opinion, are necessary, proper or expedient to carry out and fulfill the purposes and intents of this Agreement.

8.          Restrictive Covenant.

A.           Non-Disclosure of Confidential Information. Employee acknowledges that any disclosure of certain confidential and proprietary information and trade secrets of substantial value to the Company or its customers (collectively the "Confidential Information") may do great harm to the Company and agrees as follows:

(1)         Confidential Information. As used in this Agreement, the term "Confidential Information," without limitation, refers to and includes any and all (i) matters of a technical nature, including without limitation, trade secrets, systems, software and hardware, features, specifications, techniques, copyrighted matters, patented or patentable inventions, plans, methods, drawings, data, tables, calculations, documents or other paperwork, computer programs, narratives, flow charts, formulae and devices, and (ii) matters of a business nature, including without limitation, business and marketing plans, products, source code, dealings, arrangements, objectives, locations, customer information, customer lists, customer needs and formulations, plans for future development, information about costs, profits, pricing policies, markets or sales, and any other information of a similar nature not available to the public. This Agreement covers the Confidential Information of the Company and its customers.

(2)         Use of Confidential Information. Employee acknowledges that any disclosure or use other than on behalf of the Company of the Confidential Information may be wrongful and may cause irreparable injury to the Company and, therefore, agrees that the Confidential Information will be used solely in connection with the performance of Employee's duties under this Agreement, will not be used by Employee for commercial purposes, and will be kept confidential by Employee. Without limiting the generality of the foregoing, Employee will not utilize any Confidential Information in the rendering of services to any other employer or person.

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(3)         Exclusions. The term "Confidential Information" does not include any information which Employee can establish was at the time of disclosure a matter of public record, which Employee can establish was known to him prior to the date of this agreement, or is available to or known by the public (other than as a result of a disclosure directly or indirectly by Employee, in violation of this Agreement).

(4)         Reasonableness. In the event any court shall finally hold that any provision of this Section 8 constitutes an unreasonable restriction against Employee, the other provisions of this Section 8 shall not be rendered void, and all of its provisions shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances involved.

(5).         Survival. The provisions of sections 8.B, 8C and 8.D shall survive the termination of the term of this Agreement and shall run to and inure to the benefit of the Company, its successors and assigns.

9.          Miscellaneous.

A.           Succession. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and inure to the benefit of and be binding upon Employee and his heirs and personal representatives. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, in whole or in part, to any subsidiary, successor or parent company of the Company or to any other persons, firm or corporation which acquires either the Company or any subsidiary thereof, or a substantial part of its or their assets, or into which the Company or any subsidiary may merge; provided, however, that such assignment shall be accompanied by a full assumption by the successor of all obligations to Employee hereunder, including without limitation payment of all compensation and benefits provided for hereunder. The Company agrees that no such succession shall result in any diminution of Employee’s compensation or benefits hereunder. The obligations and duties of Employee hereunder are personal and not assignable.

B.           California Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, County of Orange applicable to contracts made and wholly to be performed therein.

C.           Waiver. No failure or delay on the part of the company in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

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D.           Notices. All notices and demands among the parties shall be in writing and shall be served (i) in person, (ii) by registered or certified mail, return receipt requested, or express courier service if domestic delivery, (iii) by a recognized international air express courier service if overseas delivery, (iv) by telex, or (v) by fax. If notice or demand is served by certified or registered mail, such notice or demand shall be deemed given and made five days after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by a domestic express courier service, such notice or demand shall be deemed given or made next business day following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by an international air express courier service, such notice or demand shall be deemed given or made four (4) business days following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served personally, service shall be deemed effective upon actual physical delivery to such person or refusal of such person to accept delivery. Employee shall at all times and it shall be his sole responsibility give Company notice in writing if his address for notice as defined in this paragraph D., has been changed or modified. All notice and demands to the parties hereto shall, if mailed, be addressed to the following addresses:

To the Company:	9801 Research Drive
Irvine, CA 92618

To Employee:

E.           Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

F.           Captions. The section captions inserted in this Agreement are for convenience of reference and are not intended to be part of this Agreement.

G.           Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder or this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

H.           Amendment and Modification. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing signed by the parties hereto.

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I.           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed this revised Agreement as of the fifteenth day of August 15, 2013 in Orange County, California.

Ubiquity Broadcasting Corporation

BY:	/s/ Chris Carmichael
Chris Carmichael, President

EMPLOYEE:

BY:	/s/ Brenden Garrison
Brenden Garrison

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